Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports Fourth Quarter and Full Year 2010 Financial Results

Conshohocken, Pa — (BUSINESS WIRE) — February 17, 2011 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the fourth quarter and full year-ended December 31, 2010.

2010 Highlights

•                  Received national reimbursement rate from CMS for MCT technology

•                  Completed acquisition of Biotel Inc.

•                  Reduced quarter-end DSO to 78 days, a reduction of 47 days compared to the third quarter 2010 and a reduction of 33 days compared to the fourth quarter 2009

•                  Implemented $15 million of annualized cost reductions

•                  Signed 58 new payor contracts covering over 12 million lives

•                  Monitored over 400,000 patients nationally since inception

•                  Granted motion to dismiss the consolidated class action lawsuit filed in August 2009

•                  $45 million in cash and investments with no outstanding debt as of December 31, 2010

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of CardioNet, commented: “Our fourth quarter 2010 operations ended strong with a sequential increase in MCOTTM volume and revenues, which increased to $29 million compared to $27 million in the third quarter 2010. Additionally, we experienced an increase in cash collections in the fourth quarter 2010, resulting from the successful completion of a prepayment review of the Company’s Medicare claims. This enabled us to end the year with a strong cash and investment position of $45 million despite the outlay of approximately $10 million of cash used to acquire Biotel. This also had a positive effect on our DSO, which on a quarter-end basis, decreased 47 days from 125 days for the third quarter 2010 to 78 days at year end.

“Looking back on 2010, it was a pivotal year for CardioNet, marked by several key accomplishments for the Company including: the establishment of a national Medicare reimbursement rate, the realization of $15 million in cost reductions, the completion of the Biotel acquisition and the strengthening of the management team with several key hires.  These achievements provide a foundation from which we can grow the Company and further strengthen our position as the world leader in wireless medicine.

“Looking ahead to 2011, while some uncertainty has been removed with the national reimbursement rate, we will not be providing financial guidance until we reach a period of greater predictability.  Our objective for 2011 is to organically grow patient volume in our core cardiac monitoring business through the disciplined execution of our sales plan.  Additionally, we will continue to evaluate external opportunities that will augment this growth or provide complementary products and services.  We will execute the full commercial launch of our next generation MCOTTM system, C5, which has enhanced features and a lower cost of sales. With $45 million of cash and investments and a strong operational foundation, I am confident we will execute on this plan.”

Fourth Quarter Financial Results

Revenues for the fourth quarter 2010 were $28.7 million, a decrease of 13.9% compared to $33.3 million in the fourth quarter 2009.  The decrease in revenues was driven by lower volume as well as a reduction in non-contracted reimbursement.  For the three months ended December 31, 2010, payor revenue was comprised of 36% Medicare and 64% commercial, and patient volume was comprised of 45% Medicare and 55% commercial.

Gross profit for the fourth quarter 2010 decreased to $16.7 million, or 58.3% of revenues, compared to $20.3 million, or 60.9% of revenues, in the fourth quarter 2009.  Fourth quarter 2010 gross profit margin was impacted by the non-contracted reductions, as well as the lower MCOTTM patient volume.

On a GAAP basis, operating expenses for the fourth quarter 2010 were $21.3 million, a decrease of 40.5% compared to $35.8 million in the fourth quarter 2009.  Operating expenses on an adjusted basis declined by 23.1% compared to the prior year quarter, excluding $1.6 million in the fourth quarter 2010 and $10.1 million in the fourth quarter 2009 related to restructuring and other nonrecurring charges.  The decrease in operating expenses was driven by the Company’s cost reduction initiatives in response to the 2009 Medicare rate reduction.

On a GAAP basis, net loss for the fourth quarter 2010 was $4.8 million, or a loss of $0.20 per diluted share, compared to net loss of $15.9 million, or a loss of $0.67 per diluted share, for the fourth quarter 2009.  Excluding expenses related to restructuring and other charges, adjusted net loss for the fourth quarter 2010 was $3.2 million, or a loss of $0.13 per diluted share.  This compares to an adjusted net loss of $5.8 million, or a loss of $0.24 per diluted share, for the fourth quarter 2009, which also excludes the impact of restructuring and other nonrecurring charges.

Full Year 2010 Financial Results

Revenues for the twelve months ended December 31, 2010 were $119.9 million, a decrease of 14.7% compared to $140.6 million reported in the prior year.  The decrease in revenues was driven primarily by lower reimbursement rates in 2010 partially offset by an increase in MCOTTM volume.  For the twelve months ended December 31, 2010, payor revenue was comprised of 35% Medicare and 65% commercial, and patient volume was comprised of 44% Medicare and 56% commercial.

Gross profit for the twelve months ended December 31, 2010 decreased to $72.4 million, or 60.4% of revenues, compared to $91.9 million, or 65.4% of revenues, in the prior year.  For the full year 2010, gross profit margin was impacted by the rate reductions partially offset by the MCOTTM patient volume growth.

On a GAAP basis, operating expenses for the twelve months ended December 31, 2010 were $92.1 million, a decrease of 18.2% compared to $112.6 million in the prior year.  Operating expenses on an adjusted basis declined by 13.2% compared to the prior year, excluding $7.1 million for the twelve months ended December 31, 2010 and $14.6 million for the twelve months ended December 31, 2009 related to restructuring and other nonrecurring charges.  The decrease in operating expenses was driven by the Company’s cost reduction initiatives in response to the 2009 Medicare rate reduction.

On a GAAP basis, net loss for the twelve months ended December 31, 2010 was $19.9 million, or a loss of $0.82 per diluted share, compared to net loss of $20.5 million, or a loss of $0.86 per diluted share, for the twelve months ended December 31, 2009.  Excluding expenses related to restructuring and other charges, adjusted net loss for the twelve months ended December 31, 2010 was $12.8 million, or a loss of $0.53 per diluted share.  This compares to adjusted net loss of $5.9 million, or a loss of $0.25 per diluted share, for the twelve months ended December 31, 2009, which also excludes the impact of restructuring and other nonrecurring charges.

Liquidity

As of December 31, 2010, CardioNet had total cash and investments of $45.5 million, compared to $49.2 million as of December 31, 2009, a decrease of $3.7 million. Despite this decrease, the Company generated $10.4 million of cash from operations for the year ended December 31, 2010. This included a decrease in net accounts receivable of $15.5 million compared to the prior year, resulting in a quarter-end DSO of 78 days, a 33 day reduction compared to 2009. Additionally, in the fourth quarter 2010, the Company used $9.9 million to acquire Biotel Inc. The Company has no short or long-term debt and does not anticipate the need to secure financing from external sources to operate the business. The existing cash and investment balances enable the Company to continue to invest strategically in order to drive market penetration and diversify the business.

Conference Call

CardioNet, Inc. will host an earnings conference call on Thursday, February 17, 2011, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com. The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 82774159.

About CardioNet

CardioNet is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOTTM). More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, our ability to complete the integration of Biotel and its operations into our business, the effect of the acquisition on our business operations and financial results, the effect of the implementation of CMS’ national price in 2011, effectiveness of our efforts to address operational initiatives, including cost savings initiatives that affect our business, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	December 31, 2010	December 31, 2009

Revenues	$28,683	$33,297
Cost of revenues	11,970	13,028
Gross profit	16,713	20,269
Gross profit %	58.3%	60.9%

Operating expenses:
General and administrative expense	7,715	9,400
Sales and marketing expense	7,160	9,108
Bad debt expense	4,520	5,896
Research and development expense	1,187	1,500
Integration, restructuring and other charges	722	9,872
Total operating expenses	21,304	35,776

Loss from operations	(4,591)	(15,507)
Interest and other income, net	36	10

Loss before income taxes	(4,555)	(15,497)
Provision for income taxes	(262)	(400)
Net loss	$(4,817)	$(15,897)

Loss per Share:
Basic	$(0.20)	$(0.67)
Diluted	$(0.20)	$(0.67)

Weighted Average Shares Outstanding:
Basic	24,253	23,882
Diluted	24,253	23,882

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Twelve Months Ended
	(unaudited)
	December 31, 2010	December 31, 2009

Revenues	$119,924	$140,621
Cost of revenues	47,492	48,688
Gross profit	72,432	91,933
Gross profit %	60.4%	65.4%

Operating expenses:
General and administrative expense	34,657	39,153
Sales and marketing expense	29,338	34,656
Bad debt expense	18,578	19,982
Research and development expense	4,897	5,810
Integration, restructuring and other charges	4,654	12,981
Total operating expenses	92,124	112,582

Loss from operations	(19,692)	(20,649)
Interest and other income, net	94	178

Loss before income taxes	(19,598)	(20,471)
Provision for income taxes	(262)	(5)
Net loss	$(19,860)	$(20,476)

Loss per Share:
Basic	$(0.82)	$(0.86)
Diluted	$(0.82)	$(0.86)

Weighted Average Shares Outstanding:
Basic	24,109	23,771
Diluted	24,109	23,771

Summary Financial Data

(In Thousands)

	December 31, 2010	December 31, 2009
	(unaudited)

Cash and investments	$45,484	$49,152
Accounts receivable, net	24,978	40,885
Other receivables, net	3,041	—
Days sales outstanding	78	111
Working capital	60,634	75,383
Total assets	156,692	168,322
Total debt	—	—
Total shareholders’ equity	134,928	149,353

	Three Months Ended
	December 31, 2010	December 31, 2009

Cash provided by operating activities	$14,191	$9,681
Capital expenditures	(1,575)	(3,411)
Free cash flow	12,616	6,270

Stock compensation expense	887	11,167
Depreciation and amortization expense	3,346	3,252

	Twelve Months Ended
	December 31, 2010	December 31, 2009

Cash provided by operating activities	$10,362	$7,904
Capital expenditures	(5,247)	(19,938)
Free cash flow	5,115	(12,034)

Stock compensation expense	3,945	16,625
Depreciation and amortization expense	12,878	11,345

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	December 31, 2010	December 31, 2009
Operating loss — GAAP	$(4,591)	$(15,507)
Nonrecurring charges (a)	1,599	10,136
Adjusted operating loss	$(2,992)	$(5,371)

Net loss — GAAP	$(4,817)	$(15,897)

Nonrecurring charges (net of income taxes of $0 and $0, respectively) (a)	1,599	10,136
Adjusted net loss	$(3,218)	$(5,761)

Loss per diluted share — GAAP	$(0.20)	$(0.67)

Nonrecurring charges per share (a)	0.07	0.43
Adjusted loss per diluted share	$(0.13)	$(0.24)

(a)          In the fourth quarter of 2010, we incurred $0.7 million of severance and other exit cost related to the restructuring of our sales and service organizations, as well as $0.9 million of other nonrecurring charges.  In the fourth quarter of 2009, we incurred $9.9 million for the forfeiture and acceleration of certain stock options and $0.2 million of other nonrecurring charges.

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Twelve Months Ended
	(unaudited)
	December 31, 2010	December 31, 2009
Operating loss — GAAP	$(19,692)	$(20,649)
Nonrecurring charges (a)	7,104	14,614
Adjusted operating loss	$(12,588)	$(6,035)

Net loss — GAAP	$(19,860)	$(20,476)

Nonrecurring charges (net of income taxes of $0 and $0, respectively) (a)	7,104	14,614
Adjusted net loss	$(12,756)	$(5,862)

Loss per diluted share — GAAP	$(0.82)	$(0.86)

Nonrecurring charges per share (a)	0.29	0.61
Adjusted loss per diluted share	$(0.53)	$(0.25)

(a)          For the twelve months ended 2010, we incurred $4.2 million of severance and other exit cost related to the restructuring of our sales and service organizations and management changes, $1.3 million for the forfeiture and acceleration of certain options, as well as $1.6 million of other nonrecurring charges largely related to our class action and Biotel lawsuits.  For the twelve months ended 2009, we incurred $9.9 million for the forfeiture and acceleration of certain stock options, $2.6 million related to changes in executive management, $1.1 million of costs in connection with the terminated 2009 definitive merger agreement to acquire Biotel, Inc., and $1.0 million of integration, restructuring and other nonrecurring charges.